Exhibit 99.1

1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Announces Expiration of Tender Offer for
8 7/8% Senior Notes Due 2011
(Harvey, LA, Monday, June 5, 2006) Superior Energy Services, Inc. (NYSE: SPN) announced today that the cash tender offer for any and all of the outstanding 8 7/8% Senior Notes due 2011 (the “Notes”) of SESI, L.L.C., its wholly-owned subsidiary (the “Company”), expired today at 5:00 p.m., New York City time (the “Expiration Date”). As of the Expiration Date, the Company received validly tendered Notes from holders of approximately $195.3 million, or 97.6%, of the aggregate outstanding principal amount of Notes.
Bear, Stearns & Co. Inc. acted as the dealer manager and solicitation agent for the tender offer. The Bank of New York Trust Company, N.A. served as the depositary and D.F. King & Co., Inc. served as the information agent for the tender offer.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation were made solely by way of the Offer to Purchase and Consent Solicitation Statement, which the Company has distributed to holders of the Notes.
About Superior Energy Services, Inc.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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